                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                           Psychiatric Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   74439H 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Edward F. Glassmeyer
                           Oak Management Corporation
                                One Gorham Island
                               Westport, CT 06880
                                 (203) 226-8346

--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                   Copies to:
                           Charles J. Downey III, Esq.
                            Finn Dixon & Herling LLP
                               One Landmark Square
                               Stamford, CT 06901
                                 (203) 325-5000

                                February 4, 2003

--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

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CUSIP NO. 74439H 10 8                  13D                          Page 2 of 23

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter disclosures provided in the cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

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CUSIP NO. 74439H 10 8                  13D                          Page 3 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Oak Investment Partners VII, Limited Partnership
     06-1477520

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

                    7.   SOLE VOTING POWER
                         1,632,776

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   None.
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                1,632,776
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         None.

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,632,776

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     21.1%

14.  TYPE OF REPORTING PERSON
     PN

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CUSIP NO. 74439H 10 8                  13D                          Page 4 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Oak Associates VII, LLC
     06-1490960

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

                    7.   SOLE VOTING POWER
                         None.

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   1,632,776
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                None.
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         1,632,776

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,632,776

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     21.1%

14.  TYPE OF REPORTING PERSON
     OO-LLC

CUSIP NO. 74439H 10 8                  13D                          Page 5 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Oak VII Affiliates Fund, Limited Partnership
     06-6443681

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

                    7.   SOLE VOTING POWER
                         40,996

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   None.
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                40,996
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         None.

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     40,996

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.5%

14.  TYPE OF REPORTING PERSON
     PN

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CUSIP NO. 74439H 10 8                  13D                          Page 6 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Oak VII Affiliates, LLC
     06-1490961

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

                    7.   SOLE VOTING POWER
                         None.

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   40,996
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                None.
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         40,996

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     40,996

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.5%

14.  TYPE OF REPORTING PERSON
     OO-LLC

CUSIP NO. 74439H 10 8                  13D                          Page 7 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Oak Investment Partners X, Limited Partnership
     06-1601019

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

                    7.   SOLE VOTING POWER
                         3,578,910

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   None.
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                3,578,910
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         None.

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,578,910

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     31.6%

14.  TYPE OF REPORTING PERSON
     PN

CUSIP NO. 74439H 10 8                  13D                          Page 8 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Oak Associates X, LLC
     06-1630661

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

                    7.   SOLE VOTING POWER
                         None.

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   3,578,910
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                None.
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         3,578,910

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,578,910

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     31.6%

14.  TYPE OF REPORTING PERSON
     OO-LLC

CUSIP NO. 74439H 10 8                  13D                          Page 9 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Oak X Affiliates Fund, Limited Partnership
     06-1622220

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

                    7.   SOLE VOTING POWER
                         57,454

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   None.
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                57,454
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         None.

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     57,454

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.7%

14.  TYPE OF REPORTING PERSON
     PN

CUSIP NO. 74439H 10 8                  13D                         Page 10 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Oak X Affiliates, LLC
     06-1630662

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

                    7.   SOLE VOTING POWER
                         None.

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   57,454
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                None.
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         57,454

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     57,454

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.7%

14.  TYPE OF REPORTING PERSON
     OO-LLC

CUSIP NO. 74439H 10 8                  13D                         Page 11 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Oak Management Corporation
     06-0990851

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

                    7.   SOLE VOTING POWER
                         None.

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   5,310,136
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                None.
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         5,310,136

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,310,136

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     46.7%

14.  TYPE OF REPORTING PERSON
     CO

CUSIP NO. 74439H 10 8                  13D                         Page 12 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Bandel L. Carano

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

                    7.   SOLE VOTING POWER
                         None.

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   5,310,136
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                None.
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         5,310,136

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,310,136

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     46.7%

14.  TYPE OF REPORTING PERSON
     IN

CUSIP NO. 74439H 10 8                  13D                         Page 13 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Gerald R. Gallagher

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

                    7.   SOLE VOTING POWER
                         None.

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   1,673,772
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                None.
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         1,673,772

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,673,772

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     21.6%

14.  TYPE OF REPORTING PERSON
     IN

CUSIP NO. 74439H 10 8                  13D                         Page 14 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Edward F. Glassmeyer

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

                    7.   SOLE VOTING POWER
                         None.

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   5,310,136
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                None.
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         5,310,136

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,310,136

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     46.7%

14.  TYPE OF REPORTING PERSON
     IN

CUSIP NO. 74439H 10 8                  13D                         Page 15 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Fredric W. Harman

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

                    7.   SOLE VOTING POWER
                         None.

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   5,310,136
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                None.
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         5,310,136

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,310,136

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     46.7%

14.  TYPE OF REPORTING PERSON
     IN

CUSIP NO. 74439H 10 8                  13D                         Page 16 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     Ann H. Lamont

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

                    7.   SOLE VOTING POWER
                         None.

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   5,310,136
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                None.
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         5,310,136

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,310,136

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     46.7%

14.  TYPE OF REPORTING PERSON
     IN

CUSIP NO. 74439H 10 8                  13D                         Page 17 of 23

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     David B. Walrod

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

3.   SEC USE ONLY

4.   SOURCE OF FUNDS
     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

                    7.   SOLE VOTING POWER
                         None.

NUMBER OF           8.   SHARED VOTING POWER
SHARES                   3,636,364
BENEFICIALLY
OWNED BY EACH       9.   SOLE DISPOSITIVE POWER
REPORTING                None.
PERSON WITH:
                    10.  SHARED DISPOSITIVE POWER
                         3,636,364

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,636,364

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                  / /

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     32.0%

14.  TYPE OF REPORTING PERSON
     IN

                               Amendment No. 2 to
                            Statement on Schedule 13D

This Amendment No. 2 to Statement on Schedule 13D relates to the beneficial ownership of common stock, par value $0.01 per share (the "Common Stock"), of Psychiatric Solutions, Inc., a Delaware corporation (the "Company"). This Amendment No. 2 to Schedule 13D is being filed on behalf of the Reporting Persons (as defined below) and amends and supplements the Schedule 13D filed by certain of the Reporting Persons on August 5, 2002, as amended by Amendment No. 1 thereto filed on January 7, 2003. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings given to such terms in the Schedule 13D. This statement is filed by Oak Investment Partners VII, Limited Partnership, a Delaware limited partnership ("Oak Investment Partners VII"), Oak Associates VII, LLC, a Delaware limited liability company ("Oak Associates VII"), Oak VII Affiliates Fund, Limited Partnership, a Delaware limited partnership ("Oak Affiliates Fund VII"), Oak VII Affiliates, LLC, a Delaware limited liability company ("Oak VII Affiliates"), Oak Investment Partners X, Limited Partnership, a Delaware limited partnership ("Oak Investment Partners X"), Oak Associates X, LLC, a Delaware limited liability company ("Oak Associates X"), Oak X Affiliates Fund, Limited Partnership, a Delaware limited partnership ("Oak Affiliates Fund X"), Oak X Affiliates, LLC, a Delaware limited liability company ("Oak X Affiliates"), Oak Management Corporation, a Delaware corporation ("Oak Management"), Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod (collectively with Messrs. Carano, Gallagher, Glassmeyer and Harman and Ms. Lamont, the "Partners"). Oak Investment Partners VII, Oak Associates VII, Oak Affiliates Fund VII, Oak VII Affiliates, Oak Investment Partners X, Oak Associates X, Oak Affiliates Fund X, Oak X Affiliates and Oak Management are collectively referred to as the "Oak Entities". The Oak Entities and the Partners are collectively referred to as the "Reporting Persons" in this Amendment No. 2 to Schedule 13D. This Amendment No. 2 to Statement on 13D is being filed on a precautionary basis, assuming that the pending unconsummated transactions described below will be consummated, because there may be no material conditions to the consummation of such transactions.

ITEM 3.        SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Item 3 is hereby amended and supplemented by the addition of the following paragraph:

     The Company has advised the Reporting Persons that it has received approval of the private placement from The Nasdaq Stock Market, Inc. on January 21, 2003 and from the Company's stockholders on February 4, 2003.

ITEM 5.        INTEREST IN SECURITIES OF THE ISSUER.

Item 5 is hereby amended and restated in its entirety as follows:

     (a) and (b)    The approximate percentages of shares of Common Stock
reported as beneficially owned by the Reporting Persons is based upon 7,738,641 shares of Common Stock outstanding as of January 3, 2003, as represented by the Company in the Purchase Agreement, plus shares issuable upon the conversion of Series A Preferred Stock as described in the following paragraph.

     Amounts shown as beneficially owned by each of Oak Investment Partners X, Oak Associates X, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include the aggregate of 3,578,910 shares of Common Stock into which the shares of Series A Preferred Stock to be purchased by Oak Investment Partners X at the First Funding and the Second Funding may be initially converted. Amounts shown as beneficially owned by each of Oak Affiliates Fund X, Oak X Affiliates, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric

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                                                                   Page 19 of 23

W. Harman, Ann H. Lamont and David B. Walrod include the aggregate of 57,454 shares of Common Stock into which the shares of Series A Preferred Stock to be purchased by Oak Affiliates Fund X at the First Funding and the Second Funding may be initially converted.

     Please see Items 7, 8, 9, 10, 11, and 13 for each cover sheet for each Reporting Person.

     (c) Except as set forth in Item 4 above, none of the Reporting Persons has effected any transaction in the Common Stock during the past 60 days.

     (d) Except as set forth in this Item 5, no person other than each respective record owner referred to herein of securities is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

     (e)       Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

Item 6 is hereby amended and restated in its entirety as follows:

     Pursuant to Rule 13d-1(k) promulgated under the Exchange Act, the Reporting Persons have entered into an agreement attached hereto as Exhibit A, with respect to the joint filing of this statement.

     Except as described above in this Amendment No. 2, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in Item 2 above or between such persons and any other person with respect to any securities of the Company.

ITEM 7.        MATERIAL TO BE FILED AS EXHIBITS.

Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A      Agreement of Reporting Persons, dated February 5, 2003, among the Reporting Persons.

Exhibit B      Power of Attorney for Oak Investment Partners X, Oak Affiliates
               Fund X, Oak Associates X, Oak X Affiliates and David B. Walrod previously filed by those Reporting Persons with the Commission on January 7, 2003; Power of Attorney for Oak Investment Partners
               VII, Oak Associates VII, Oak Affiliates Fund VII, Oak VII
               Affiliates, Bandel L. Carano, Gerald R. Gallagher, Edward F.
               Glassmeyer, Frederic W. Harman and Ann H. Lamont previously filed by those Reporting Persons with the Commission on August 5, 2002.

Exhibit C      Stock Purchase Agreement, dated as of January 6, 2003, by and among the Company and the investors named therein (filed as Appendix B to the Company's Proxy Statement filed with the Commission on January 6, 2003, and incorporated herein by reference).

Exhibit D      Certificate of Designations, Preferences and Rights of Series A
               Convertible Preferred Stock of the Company (filed as Appendix D to the Company's Proxy Statement filed with the Commission on January 6, 2003, and incorporated herein by reference).

Exhibit E      Registration Rights Agreement, dated as of January 6, 2003, by and among the Company and the purchasers named therein (filed as Appendix C to the Company's Proxy

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                                                                   Page 20 of 23

               Statement filed with the Commission on January 6, 2003, and incorporated herein by reference).

Exhibit F      Third Amended and Restated Voting Rights Agreement dated
               January 6, 2003 by and among the Company, the 1818 Fund, Oak
               Investment Partners VII, Oak Affiliates Fund VII, Oak Investment
               Partners X, Oak Affiliates Fund X and certain other investors party thereto (filed as Exhibit 4.5 to the Company's Form 8-K filed with the Commission on January 7, 2003, and incorporated herein by reference).

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                                                                   Page 21 of 23

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: February 5, 2003

     Entities:

Oak Investment Partners VII, Limited Partnership
Oak Associates VII, LLC
Oak VII Affiliates Fund, Limited Partnership
Oak VII Affiliates, LLC
Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Management Corporation


                                          By:     /s/ Ann H. Lamont
                                               ------------------------------
                                                   Ann H. Lamont, as
                                                   General Partner or
                                                   Managing Member or as
                                                   Attorney-in-fact for the
                                                   above-listed entities

     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
David B. Walrod

                                          By:     /s/ Ann H. Lamont
                                               ------------------------------
                                                   Ann H. Lamont,
                                                   Individually and as
                                                   Attorney-in-fact for the
                                                   above-listed individuals

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                                                                   Page 22 of 23

                                INDEX TO EXHIBITS

                                                                                      Page
                                                                                      ----
EXHIBIT A      Agreement of Reporting Persons, dated February 5, 2003, among the        23
               Reporting Persons.

EXHIBIT B      Power of Attorney for Oak Investment Partners X, Oak Affiliates
               Fund X, Oak Associates X, Oak X Affiliates and David B. Walrod
               previously filed by those Reporting Persons with the Commission on January 7, 2003; Power of Attorney for Oak Investment Partners
               VII, Oak Associates VII, Oak Affiliates Fund VII, Oak VII
               Affiliates, Bandel L. Carano, Gerald R. Gallagher, Edward F.
               Glassmeyer, Frederic W. Harman and Ann H. Lamont previously filed by those Reporting Persons with the Commission on August 5, 2002.

EXHIBIT C      Stock Purchase Agreement, dated as of January 6, 2003, by and among the Company and the investors named therein (filed as
               Appendix B to the Company's Proxy Statement filed with the
               Commission on January 6, 2003, and incorporated herein by
               reference).

EXHIBIT  D     Certificate of Designations, Preferences and Rights of Series A
               Convertible Preferred Stock of the Company (filed as Appendix D to the Company's Proxy Statement filed with the Commission on
               January 6, 2003, and incorporated herein by reference).

EXHIBIT E      Registration Rights Agreement, dated as of January 6, 2003, by and among the Company and the purchasers named therein (filed as
               Appendix C to the Company's Proxy Statement filed with the
               Commission on January 6, 2003, and incorporated herein by
               reference).

EXHIBIT F      Third Amended and Restated Voting Rights Agreement dated January
               6, 2003 by and among the Company, the 1818 Fund, Oak Investment
               Partners VII, Oak Affiliates Fund VII, Oak Investment Partners X,
               Oak Affiliates Fund X and certain other investors party thereto
               (filed as Exhibit 4.5 to the Company's Form 8-K filed with the
               Commission on January 7, 2003, and incorporated herein by
               reference).